Exhibit 99.1
Coupang Names Head of Product for the Microsoft AI Group and Former Meta and Instacart Executive Asha Sharma to Board of Directors

SEATTLE, WA (June 25, 2024) – Coupang, Inc. today announced that it has appointed Asha Sharma, Corporate Vice President and Head of Product, AI Platform at Microsoft, to the company’s Board of Directors. Her prior executive leadership roles focused on building and scaling world-class consumer innovations at Meta and driving operational excellence at Instacart.

“Asha’s deep product and practical AI expertise align with our mission to drive innovations that wow our customers,” said Bom Kim, Founder and CEO of Coupang. “We’re excited to welcome Asha to our board and look forward to working with her as we build more ground-breaking experiences for customers around the world.”

Prior to Microsoft, Sharma served as Chief Operating Officer of Instacart, where she helped lead the company through its IPO and into profitability while helping it grow into the largest fresh grocery delivery company in North America. Before Instacart, she served as VP of Product at Meta, where she helped build and scale Facebook Messenger to billions of users. Sharma, who earned a Bachelor of Science in Business from the University of Minnesota, began her career in marketing at Microsoft.

“Coupang’s focus on ensuring the best customer experience and continuing commitment to provide the most innovative services resonates deeply with me,” said Sharma. “I believe Coupang will be one of the most important companies in the world in the next 10 years and I look forward to helping ensure its success.”

About Coupang
Coupang is a Fortune 200 technology company listed on the NYSE, that provides retail, restaurant delivery, video streaming and fintech services to customers around the world. Coupang’s mission is to revolutionize the everyday lives of its customers and create a world where people wonder, “How did I ever live without Coupang?” Headquartered in the United States, Coupang has operations and support services in geographies including South Korea, Taiwan, Singapore, China, India and Europe.

Investor Contact:
ir@coupang.com

Media Contact:
press@coupang.com